UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

            Date of Report (Date of earliest reported) July 19, 2012

                        Commission File Number 000-53774


                          EARTH DRAGON RESOURCES, INC.
             (Exact name of registrant as specified in its charter)

            Nevada                                               27-4537450
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

402 W. Broadway, Suite 400 San Diego, California                   92101
    (Address of principal executive offices)                     (Zip Code)

                                 (619) 321-6882
              (Registrant's telephone number, including area code)

ITEM 5.06 - CHANGE IN COMPANY SHELL STATUS

Since its incorporation, the Company has not been a "shell" company, as such term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). During the compilation of the Company's first consolidated quarterly report and review of prior financial reports, it was found that prior management erroneously marked "Shell" company for the periodic reports filed from February 2009 through October 2010.

ORGANIZATIONAL HISTORY

Earth Dragon Resources, Inc. was incorporated in the State of Nevada on October 23, 2007. The Company was formed to engage in the business of locating and recovering mineral deposits, reserves and precious metals. The Company began with initial exploration activities in S.W. Nevada with a claim referred to as "Mountain Queen Lode Claim."

On February 10, 2012, the Company added a marine division with the acquisition of all of the outstanding capital stock of Project X, Inc., a private Nevada corporation (the "Project X"), for Eight Million Five Hundred Seventy Thousand (8,570,000) restricted shares of our common stock, in exchange for all of the issued and outstanding shares of Project X. Project X is a wholly-owned subsidiary.

Project X, Inc. was formed on June 1, 2011, for the purpose of entering in to a Joint Venture with Deep Marine Salvage Inc., a Nevis Corporation ("DMS"). The purpose of the Joint Venture is to engage in the business of locating and recovering valuable cargo from ships lost throughout the world's oceans. On July 20, 2011, Project X and DMS entered into a Joint Venture Agreement (the "JV Agreement") to set forth the terms of the parties' agreement to create and operate such Joint Venture (the "JV"). The JV's business strategy is to recover/salvage World War I and World War II commodity cargo shipwrecks that have been identified by the DMS research team that contain valuable bulk high value cargos that can be profitably recovered using proprietary recovery equipment, techniques and procedures developed by Deep Marine Salvage.

CAPITALIZATION

As of the date of this filing, the Company has 21,901,402 common shares issued and outstanding.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 19, 2012

EARTH DRAGON RESOURCES, INC.


By: /s/ J. Michael Johnson
    -------------------------------------
Name:  J. Michael Johnson
Title: President

                                       2